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EXHIBIT 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

The Board of Directors
Inland Real Estate Corporation:

        We consent to the use of our report dated March 14, 2003, with respect to the consolidated balance sheets of Inland Real Estate Corporation as of December 31, 2002 and 2001, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2002, incorporated herein by reference and to the reference to our firm under the heading "Experts" in the Registration Statement on Form S-3. Our report refers to a change in method of accounting for intangible assets in 2002.

                      /s/ KPMG LLP

Chicago, Illinois
July 16, 2003

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  EXHIBIT 23.2
CONSENT OF INDEPENDENT ACCOUNTANTS